              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Select Media Communications, Inc.

     We hereby consent to the use in this Registration Statement of Select Media Communications, Inc. on Form SB-2 of our report dated April 6, 2000, (except for Notes 1 and 14 which are dated, November 14, 2000), which report includes an explanatory paragraph as to an uncertainty with report to the Company's ability to continue as a going concern, appearing in the Prospectus, which is part of such Registration Statement and to the use of our name as it appears under the caption "Experts".



                                                      Marcum & Kliegman LLP


Woodbury, New York
January 30, 2001